Exhibit 8.1

WHOLLY- OWNED SUBSIDIARIES OF ELBIT VISION SYSTEMS LTD.
(AS OF APRIL 29, 2013)

Name of Subsidiary                                                      Jurisdiction of Incorporation
1.         Elbit Vision Systems US, Inc.                                     Delaware, USA
3.         Panoptes Ltd.                                                                Israel